MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT is dated for reference as of the 18 day of May, 2005

BETWEEN:

TASEKO MINES LIMITED., a company duly incorporated pursuant to the laws of the Province of British Columbia and having its registered and business office situated at 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6, Fax 604-684-8092

(the “Optionor”)

OF THE FIRST PART

AND:

AMARC RESOURCES LTD., a company duly incorporated pursuant to the laws of the Province of British Columbia and having its registered and business office situated at 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6, Fax 604-684-8092

(the “Optionee”)

OF THE SECOND PART

WHEREAS:

(A)                   The Optionor is the recorded and beneficial owner of an undivided 100% interest in certain mineral claims situated in the Clinton Mining Division, in the Province of British Columbia to be known as the Wasp and Anvil groups of mineral claims, as detailed in the specific description of the mineral claims attached hereto as Schedule ”A” (herein called the “Property”);

(B)                   The Optionor has agreed to grant an exclusive option to the Optionee to acquire a 50% undivided interest in and to the Property, subject to an obligation to thereupon form a joint venture with the Optionor, by incurring certain exploration Expenditures as detailed herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Optionee’s agreement to promptly seek TSX Venture Exchange acceptance for this Agreement and for other good and valuable consideration, the receipt and sufficiency whereof is by the Optionor hereby acknowledged, the parties agree as follows:

PART 1

DEFINITIONS

1.1                   In this Agreement, except as otherwise expressly provided or as the context otherwise requires,

(a)          “Area of Common Interest” means, subject to Part 17, the area included within three (3) kilometres of the boundaries of the Property, but excluding any other claims owned by the Optionor as of the date of this Agreement;

(b)          “Effective Date” means the date upon which the TSX Venture Exchange grants to the Optionee its acceptance respecting this Agreement subject to §4.2;

(c)          “Expenditures” means all direct or indirect costs and expenses incurred by the Optionee in respect of prospecting and exploring the Property (plus an allowance of 10% of such costs and expenses for a general overhead allowance) after the date of this Agreement pursuant to Part 4 hereof. The certificate of the Controller or other financial officer of the Optionee, together with a statement of Expenditures in reasonable detail shall be prima facie evidence of such Expenditures;

(d)          “Force Majeure” has the meaning set forth in Part 13;

(e)          “Joint Venture” means the joint venture to be formed between the Optionor and the Optionee in respect of the Property upon exercise of the Option and which is more particularly described in §4.3;

(f)          “Joint Venture Agreement” means the joint venture agreement to be entered into between the Optionor and the Optionee if the Optionee exercises this Option as provided for in §4.3;

(g)          “Option” means the exclusive right herein granted by the Optionor to the Optionee to permit the Optionee to acquire a 50% right, title and interest of the Optionor to and in the Property and thereupon form the Joint Venture all as provided in Part 4;

(h)          “Option Period” means the period from the date above written on page one to and including the earliest of

(i)          the date of exercise of the Option,

(ii)         the second anniversary of the Effective Date, and

(iii)        the termination hereof pursuant to Part 16;

(i)          “Property” means the twelve (12) mineral claims described in Schedule A and grouped into the WASP and ANVIL Groups of Claims (the “Original Property”) as they may be augmented pursuant to Part 17 (such augmenting claims or interests being referred to herein as the “Additional Property” and included as part of the Property) or reduced under Part 12, and all mining leases and other mining interests derived from any such claims, and a reference herein to a mineral claim comprised in the Property includes any mineral leases or other interests into which such mineral claim may have been converted and Property includes all Property Rights;

(j)          “Property Rights” means all licenses, permits, easements, rights-of-way, surface or water rights and other rights, approvals obtained by either of the parties either before or after the date of this Agreement and necessary or desirable for the development of the Property, or for the purpose of placing the Property into production or continuing production therefrom; and

(k)          “Schedule” means the documents attached hereto as follows:

(i) Schedule A – Mineral Claims Comprised in the Property, and

(ii) Schedule B – Escrow Agreement.

PART 2

REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPTIONOR

2.1                   The Optionor represents and warrants to the Optionee that

(a)          it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia and is authorized to hold mineral claims in the Province of British Columbia, and it is exclusively legally entitled to hold the Property and all mineral claims comprised therein, and all Property Rights held by it and will remain so entitled until all interests of the Optionor in the Property earned by the Optionee have been duly transferred to the Optionee as contemplated hereby or this Option has terminated,

(b)          it is, and will be at the time of transfer to the Optionee of mineral claims comprising the Property, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges and claims of others and no taxes or rentals are due in respect of any thereof and to its knowledge and belief; the mineral claims comprised in the Property have been duly and validly located and recorded pursuant to the Mineral Tenure Act (British Columbia), and, except as specified in Schedule A and accepted by the Optionee, are in good standing in the office of the Mining Recorder on the date hereof and until the dates set opposite the respective names thereof in Schedule A,

(c)          there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the Optionor, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property,

(d)          no third party consent of any kind is required by the Optionor to enter into this Agreement and grant the Option contemplated hereby,

(e)          upon request by the Optionee, the Optionor shall deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in its possession respecting the Claims,

(f)          the Optionor shall assume sole responsibility and liability for any obligations outstanding as of the date hereof with respect to reclamation of the Property,

(g)          the Board of Directors of the Optionor has approved the Agreement,

(h)          the execution and delivery of this Agreement and the agreements contemplated hereby by the Optionor will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents, and

(i)          this Agreement constitutes a legal, valid and binding obligation of the Optionor.

2.2                   The representations and warranties contained in §2.1 are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §2.1 will survive the execution hereof and continue throughout the Option Period.

PART 3

REPRESENTATIONS AND WARRANTIES OF OPTIONEE

3.1                   The Optionee represents and warrants to the Optionor that

(a)          it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia and is authorized to hold mineral claims in the Province of British Columbia;

(b)          neither the execution and delivery of this Agreement by the Optionee nor the performance by the Optionee of its obligations hereunder conflicts with the Optionee’s constating documents or any agreement to which it is bound;

3.2                   The representations and warranties contained in §3.1 are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §3.1 will survive the execution hereof and continue throughout the Option Period.

PART 4

GRANT AND EXERCISE OF OPTION

The Optionor hereby grants to the Optionee the sole and exclusive right and option, subject to the terms of this Agreement, to earn a 50% undivided interest in the Property free and clear of all charges and encumbrances by expending $150,000 of Expenditures on the Property on or before the times set forth in §4.1.

4.1                   In order to exercise the Option as to 50%, the Optionee must incur the Expenditures on the Property in this §4.1 by the second anniversary of the Effective Date.

4.2                   If the Effective Date has not occurred within 90 days of the date of execution hereof, then either party may terminate this Option Agreement without liability, by notice to the other party.

4.3                   Following the exercise of the Option by the Optionee, the Optionor and the Optionee will form a Joint Venture for the purpose of carrying out further exploration, development and production work on the Property and will in good faith, negotiate and execute a Joint Venture Agreement, said agreement to have standard Rocky Mountain Mineral Law Foundation terms and shall include, but not be limited to, the following more particular provisions:

(a)          the initial participating or working interests of the parties in the Joint Venture will be 50% as to the Optionee and 50% as to the Optionor;

(b)          the Optionee shall be the initial operator of the Joint Venture and the Optionee shall remain the operator as long as the Optionee is contributing a share of the cost of the Joint Venture. The Property claims shall be registered in the name of the operator for the Joint Venture;

(c)          the operations of the Joint Venture will be overseen by a management committee, with each party to have voting rights on such committee equal to their participating interest in the Joint Venture;

(d)          the participating interests of the parties in the Joint Venture will be subject to dilution for non-contribution on a straight line basis providing that if any party’s participating interest falls below 5%, it shall be deemed to be converted into a 5% after payback net profits interest and, for the purpose of calculating such dilution on formation of the Joint Venture, prior expenditures incurred by the parties shall be deemed to be $150,000 in respect of the Optionee and $150,000 in respect of the Optionor;

(e)          each party will have 15 days following adoption of a work program to elect to participate therein and invoices rendered to participating parties in respect of any work program shall be payable within 30 days. For production programs the election periods will be increased by 60 days and the time to contribute funds shall be accelerated so that they are due reasonably in advance of the Operator actually expending them;

(f)          each party will grant to the other a 21 day right of first refusal with respect to any proposed sale of such party’s interest in the Joint Venture to a third party. If a sale is completed the third party must agree to be bound to the terms of the joint venture agreement; and

(g)          in the event that either (i) the Optionor requires all or a portion of the surface rights of the Fish Claims of the Property for purposes of establishing a tailings site for its Prosperity Project, or (ii) if the Joint Venture after being formed has not been actively exploring the Property during the previous three years (where actively exploring means annual work expenditures of at least $200,000) then the Optionor shall have certain rights in connection with its adjacent Prosperity Project. In case of (i) the Optionor shall have the right to use the surface upon payment of reasonable compensation to Optionee not to exceed the payment amount calculated for (ii) and in the case of (ii) above, the Optionor shall have the right to acquire all of the Optionee’s interests in the Joint Venture and the Property in connection with development of its Prosperity Project where the purchase price for such interests shall be equal to the Optionee’s aggregate historical costs in connection with the Property and the Joint Venture (whether or not expensed) plus simple interest at Canadian chartered bank prime rate from the date hereof; and

(h)          disputes in either reaching a binding joint venture agreement and in regards to its interpretation or in the event of deadlock on the management committee, shall be resolved, insofar as lawfully possible, by binding arbitration.

PART 5

ASSIGNMENT OF OPTION

5.1                   Subject to Part 11, the Optionee may assign all or part of its obligations under this Option Agreement during the Option Period to a third party (the “Assignee”) with consent of the Optionor, such consent not to be unreasonably withheld, providing also that the Assignee agrees to execute an acknowledgement to be bound by the terms hereof insofar as the Optionor’s rights hereunder are concerned.

PART 6

EXERCISE OF OPTION

6.1                   The Optionee may in its sole discretion at any time accelerate the rate at which the Expenditures are incurred on the Property required by §4.1 to exercise the Option and thereby earlier acquire its interest in the Property.

6.2                   If and when the Option has been exercised, a 50% right, title and interest in and to the Property will first vest in the Optionee free and clear of all charges, encumbrances and claims but subject to the obligation to enter into the Joint Venture Agreement.

PART 7

RIGHT OF ENTRY

7.1                   Throughout the Option Period, the Directors and Officers of the Optionee and its servants, agents and independent contractors, will have the sole and exclusive right in respect of the Property to

(a)          enter thereon,

(b)          have exclusive and quiet possession thereof,

(c)          do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable,

(d)          bring upon and erect upon the Property buildings, plant, machinery and equipment as the Optionee may deem advisable, and

(e)          remove therefrom and dispose of reasonable quantities of ores, mineral and metals for the purpose of obtaining assays or making other tests.

PART 8

RECORD OF OPTION AGREEMENT

8.1                   Concurrently with the execution hereof, the Optionor will deliver to the Escrow Agent referred to in Schedule B, duly executed and registerable transfers of the Property in favour of the Optionee.

8.2                   The Optionee will be entitled to record a transfer of the claims referred to in Schedule A of this agreement in the applicable mining recorder’s office for the convenience of recording assessment work and the doing of any other operations that may be required to maintain the tenure of the claims.

PART 9

OBLIGATIONS OF OPTIONEE DURING OPTION PERIOD

9.1                   During the Option Period the Optionee will

(a)          maintain in good standing those mineral claims comprised in the Property that are in good standing on the date hereof by the doing and filing of the maximum available assessment work credits on the Property or by making of payments in lieu of the minimum requirements, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionee’s activities thereon except those at the time contested in good faith by the Optionee,

(b)          permit the directors, officers, employees and designated consultants of the Optionor, at their own risk, access to the Property at all reasonable times subject always to Part 14, and providing the Optionor agrees to indemnify the Optionee against and to save the Optionee harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionor while on the Property,

(c)          deliver to the Optionor on or before six months after each anniversary hereof, a report (including up-to-date maps if there are any) describing the results of work done in the last completed expenditure year, together with reasonable details of Expenditures made,

(d)          do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority and file for all available assessment credits, and

(e)          indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee’s activities on the Property and, without limiting the generality of the foregoing will, during the currency of this Agreement, cause any of its independent contractors to carry not less than $1 million in third party liability insurance in respect of their operations conducted on the Property on behalf of the Optionee, such insurance to be for the benefit of the Optionee and the Optionor as their interests appear; provided that neither the Optionee nor its independent contractors will incur any obligation thereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in as safe a condition as existed on the date hereof.

PART 10

TERMINATION OF OPTION

10.1                   If the Option is terminated otherwise than upon the exercise thereof pursuant to Part 4, the Optionee will

(a)          leave in good standing for a period of at least one year from the termination of the Option Period those mineral claims comprised in the Property that are in good standing on the date hereof and any other mineral claims comprised in the Property that the Optionee acquires after the date hereof, and

(b)          deliver at no cost to the Optionor within 90 days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee with respect to the Property and not theretofore furnished to the Optionor.

10.2                   Notwithstanding termination of the Option, the Optionee will have the right, within a period of 90 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 90-day period will thereafter, only if the Optionor elects in writing, become the property of the Optionor.

PART 11

TRANSFERS

11.1                   The Optionee may at any time (and from time to time) either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest will have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing

(a)          a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and such transferee as joint and several obligors making joint and several covenants, and

(b)          a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this § 11.1.

11.2                   No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property will, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee will be deemed to be discharged from all obligations hereunder save and except for the fulfilment of contractual commitments accrued due before the date on which the Optionee will have no further interest in this Agreement.

11.3                   If the Optionor

(a)          receives a bona fide offer from an independent third party (“Proposed Purchaser”) dealing at arm’s length with the Optionor to purchase all or substantially all of its interest in the Property, which offer the Optionor desires to accept, or

(b)          in the event that the Optionor intends to sell all or substantially all of its interest in the Option or the Property,

the Optionor will first offer (the “Offer”) such interest in writing to the Optionee upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Optionor, as the case may be.

11.4                   The Offer will specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term will, in the case of an intended offer by the Optionor, mean the person or persons to whom the Optionor intends to offer its interest or is likely to so offer it) and, if the offer received by the Optionor from the Proposed Purchaser provides for any consideration payable to the Optionor otherwise than in cash, the Offer will include the Optionor’s good faith estimate of the cash equivalent of the non-cash consideration.

11.5                   If within a period of 30 days of the receipt of the Offer the Optionee notifies the Optionor in writing that it will accept the same, the Optionor will be bound to sell such interest to the Optionee (subject as hereinafter provided with respect to any non-cash consideration included in the price) on the terms and conditions of the Offer.

11.6                   If the Offer so accepted by the Optionee contains the Optionor’s good faith estimate of the cash equivalent of non-cash consideration , and if the Optionee disagrees with the Optionor’s best estimate, the Optionee will so notify the Optionor at the time of acceptance and the Optionee will, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.

11.7                   If the Optionee so notifies the Optionor, the acceptance by the Optionee will be effective and binding upon the Optionee and the Optionor and the cash equivalent of any such non-cash consideration will be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and will be payable by the Optionee, subject to prepayment as hereinafter provided, within 10 days following its determination by arbitration.

11.8                   The Optionee will in such case pay to the Optionor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Optionor being sold, the total purchase price which is specified in its notice to the Optionor and such amount will be adjusted , if at all, to a lower amount as may be determined following arbitration of the cash equivalent of any non-cash consideration.

11.9                   If the Optionee fails to notify the Optionor before the expiration of the time limited therefor that it will purchase the interest offered, the Optionor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 45 days, provided that the terms of this Part 11 will again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 45 days.

11.10                  Any sale hereunder will be conditional upon the delivery by the Proposed Purchaser to the Optionee of a written undertaking, in form and substance satisfactory to counsel for the Optionee, to be bound by the terms and conditions of this Agreement.

PART 12

SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE
TERMINATION OF AGREEMENT

12.1                   The Optionee may during the Option Period, elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Optionor of such intention.

12.2                   For a period of 30 days after the date of delivery of such notice the Optionor may elect to have any or all of the mineral claims in respect of which such notice has been given transferred to it (if not already registered in the Optionor’s name) by delivery of a request therefor to the Optionee, whereupon the Optionee will deliver to the Optionor a quit claim or release from escrow of a Bill of Sale or provide such other appropriate Deed or assurance in registrable form transferring or releasing any interest in such mineral claims to the Optionor as the Optionor may reasonably require.

12.3                   Any claims so transferred or quit-claimed, if in good standing at the date hereof or if the Optionee causes the same to be placed in good standing after the date hereof, will be in good standing under the Mineral Tenure Act for at least six months from the date of transfer. If the Optionor fails to make request for the transfer of any mineral claims as aforesaid within such 30-day period, the Optionee may then abandon such mineral claim without further notice to the Optionor. Upon any such transfer or abandonment the mineral claims so transferred or abandoned will for all purposes of this Agreement cease to form part of the Property.

PART 13

FORCE MAJEURE

13.1                   If the Optionee is at any time during the Option Period prevented or delayed in complying with the work Expenditure requirement provisions of this Agreement in Part 4 by reason of strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Optionee (and for greater certainty excluding factors related to a lack of funding), the time limited for the performance by the Optionee of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay.

13.2                   The Optionee will within seven days give notice to the Optionor of each event of force majeure under §13.1 and upon cessation of such event will furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

PART 14

CONFIDENTIAL INFORMATION

14.1                   No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, will be published by the Optionor without the written consent of the Optionee, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

PART 15

ARBITRATION

15.1                   Any matter required or permitted to be referred to arbitration pursuant to this Agreement will be determined by a single arbitrator to be appointed by the parties hereto.

15.2                   Any party may refer any such matter to arbitration by written notice to the others and, within ten days after receipt of such notice, the parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

15.3                   If the parties cannot agree on a single arbitrator as provided in §15.1, or if the person appointed is unwilling or unable to act, either party may request the court to appoint a single arbitrator in accordance with the Commercial Arbitration Act of the Province of British Columbia (the “Act”).

15.4                   Except as specifically provided in this Article, an arbitration hereunder shall be conducted in accordance with the Act. The arbitrator shall fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this Article. After hearing any evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The decision of the arbitrator will be made within 45 days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration shall be paid as specified in the award. The parties agree that the award of the single arbitrator shall be final and binding upon each of them and shall not be subject to appeal.

PART 16

DEFAULT AND TERMINATION

16.1                   If at any time during the Option Period either party fails to perform any obligation hereunder or any representation or warranty given by it proves to be untrue, then the other party may terminate this Agreement (without prejudice to any other rights it may have) providing

(a)          it first gives to the party allegedly in default a notice of default containing particulars of the obligation which such has not performed, or the warranty breached,

(b)          the other party does not dispute the default, then if it is reasonably possible to cure the default without irreparable harm to the non-defaulting party, the defaulting party does not, within 30 days after delivery of such notice of default, cure such default by appropriate payment or commence to correct such default and diligently prosecute the matter until it is corrected, and

(c)          if the defaulting party fails to comply with the provisions of this §16.1 the other party may thereafter terminate this Agreement, and the provisions of Part 10 will then be applicable.

16.2                   The Optionee may at any time terminate this Option by giving notice of termination to the Optionor and shall thereupon be relieved of any further obligations in connection herewith but shall remain liable for obligations which have accrued to the date of notice.

PART 17

AREA OF COMMON INTEREST

17.1                   There shall exist an area of common interest within the area included within three (3) kilometres of the boundaries of the Property (as detailed in the specific description of the mineral claims attached hereto as Schedule “A”) but excluding any other claims owned by the Optionor as of the date of this agreement. If either Party (or permitted assignee hereof) beneficially acquires any interest in mineral claims within such area they shall, at the election of the other party (made by it within 10 days of written notice), be made part of the Property for all purposes and may be referred to as Additional Property. That is, if acquired by the Optionee, such additional claims shall be transferred to the Optionor on termination hereof without additional cost and if acquired by the Optionor shall be optioned to the Optionee as if part of the Property (and without additional consideration being demanded from the Optionee).

PART 18

NOTICES

18.1                   Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by personal delivery, fax or prepaid registered mail to the addresses of the parties written on page 1.

18.2                   The date of receipt of such notice, demand or other communication will be the date of delivery or fax thereof if delivered or faxed during business hours, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

18.3                   Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

PART 19

GENERAL

19.1                   This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

19.2                   No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

19.3                   The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

19.4                   This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns, subject to the conditions hereof.

19.5                   This Agreement will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. This agreement is to be construed as an option only and nothing herein shall obligate the Optionee to do anything or pay any amount except where expressly herein provided.

19.6                   All sums of money referred to herein are expressed in Canadian currency.

19.7                   The headings appearing in this Agreement are for general information and reference only and this Agreement will not be construed by reference to such headings.

19.8                   In interpreting this Agreement and the schedules hereto attached, where the context so requires, the singular will include the plural, and the masculine will include the feminine, the neuter, and vice versa.

19.9                   Nothing herein will constitute or be taken to constitute the Parties as partners or create any fiduciary relationship between them.

19.10                  No modification, alteration or waiver of the terms herein contained will be binding unless the same is in writing, dated subsequently hereto, and fully executed by the Parties.

19.11                  This Agreement may be executed in counterpart and by facsimile.

IN WITNESS WHEREOF this Option Agreement has been executed on behalf of the Optionor and the Optionee by their duly authorized officers on the _____day of May, 2005.

The Optionee

AMARC RESOURCES LTD.

Per:
Authorized Signatory

Per:
Authorized Signatory

The Optionor

TASEKO MINES LIMITED.

Per:
Authorized Signatory

Per:
Authorized Signatory

SCHEDULE A
Mineral Claims Comprised in the Property

The WASP Group of Claims
Tenure Number	Claim Name	NTS Map Number	Work Recorded To (D/M/Y)	Mining Division	Area (hectares)
314026	FISH 10	92-O	17/10/2009	Clinton	300.0
314029	FISH 7	92-O	17/10/2009	Clinton	500.0
314030	FISH 8	92-O	17/10/2009	Clinton	500.0
314032	FISH 11	92-O	17/10/2009	Clinton	300.0
509153	WASP 1	92-O	17/3/2006	Clinton	444.0
509156	WASP 2	92-O	17/3/2006	Clinton	403.5
509158	WASP 3	92-O	17/3/2006	Clinton	242.0

The ANVIL Group of Claims
Tenure Number	Claim Name	NTS Map Number	Work Recorded To (D/M/Y)	Mining Division	Area (hectares)
509161	ANVIL 1	92-O	17/3/2006	Clinton	504.7
509162	ANVIL 2	92-O	17/3/2006	Clinton	504.9
509163	ANVIL 3	92-O	17/3/2006	Clinton	504.9
509165	ANVIL 4	92-O	17/3/2006	Clinton	504.7
509166	ANVIL 5	92-O	17/3/2006	Clinton	484.5

Prosperity Area Showing Wasp and Anvil Claim Groups

Legend

208344
208345
208343
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209027
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314027
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509158
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508393
510825
TETE HILL
ANVIL MTN
Big Creek Park
920.033
920.034
2.9km
Map Center: 123°20' W, 51°23' N

Scale: 1:150,000

DO NOT USE FOR NAVIGATION

SCHEDULE B

ESCROW AGREEMENT

THIS AGREEMENT is made the ______day of May, 2005

AMONG:

AMARC RESOURCES LTD., a company duly incorporated pursuant to the laws of the Province of British Columbia and having its registered and business office situated at 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(the “Optionee”)

AND:

TASEKO MINES LIMITED., a company duly incorporated pursuant to the laws of the Province of British Columbia and having its registered and business office situated at 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(the “Optionor”)

AND:

LML&S SERVICES INC., a British Columbia company with its registered office at 1500 Royal Centre, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7

(the “Escrow Agent”)

WHEREAS:

(A)                   Pursuant to a Property Option Agreement of the same date between the Optionor and the Optionee (the “Option Agreement”), to which this agreement is attached as Schedule B, the Optionee can acquire a 50% interest in certain mineral claims comprising the Property, on the terms set forth in the Option Agreement; and

(B)                   The Optionor and the Optionee have agreed that duly executed recordable bills of sale respecting a transfer of a 50% interest in the mineral claims (the “Claims”) comprising the Property (the “Escrow Documents”) will be held in escrow;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants contained herein the Parties hereto mutually agree as follows:

1.                     Terms of Escrow and Release

1.1                   The Optionor will forthwith deliver to the Escrow Agent the Escrow Documents respecting each of the following Claims and such other Claims as may be added under the terms of the Option Agreement:

Tenure Number	Claim Name	NTS Map Number	Work Recorded To (D/M/Y)	Mining Division	Area (hectares)
314026	FISH 10	92-O	17/10/2009	Clinton	300.0
314029	FISH 7	92-O	17/10/2009	Clinton	500.0
314030	FISH 8	92-O	17/10/2009	Clinton	500.0
314032	FISH 11	92-O	17/10/2009	Clinton	300.0
509153	WASP 1	92-O	17/3/2006	Clinton	444.0
509156	WASP 2	92-O	17/3/2006	Clinton	403.5
509158	WASP 3	92-O	17/3/2006	Clinton	242.0
509161	ANVIL 1	92-O	17/3/2006	Clinton	504.7
509162	ANVIL 2	92-O	17/3/2006	Clinton	504.9
509163	ANVIL 3	92-O	17/3/2006	Clinton	504.9
509165	ANVIL 4	92-O	17/3/2006	Clinton	504.7
509166	ANVIL 5	92-O	17/3/2006	Clinton	484.5

1.2                   On receipt of notice from the Optionee that the Optionee has exercised its Option to acquire the Claims in accordance with the terms of the Option Agreement, the Optionee will provide written request to the Escrow Agent to release the Escrow Documents to the Optionee. Upon receipt of such notice, the Escrow Agent will deliver the Notice to the Optionor.

1.3                   If after 10 days the Optionor has not objected to the notice in §1.2, the Escrow Agent will deliver the Escrow Documents to the Optionee.

1.4                   If the Escrow Agent receives a notice from the Optionor that the Optionee has defaulted under the Option Agreement, the Escrow Agent shall deliver the notice to the Optionee.

1.5                   If the Optionee does not dispute the default notice in §1.4, the Escrow Agent will deliver the Escrow Documents to the Optionor.

1.6                   In the event of a dispute under §1.3 - §1.5, the Escrow Agent will retain the Escrow Documents until a settlement or judicial resolution of the dispute.

2.                     Cancellation of Escrow Arrangement

2.1                   If the Option Agreement is terminated in accordance with the terms of the Option Agreement, the Optionor and the Optionee will forthwith jointly advise the Escrow Agent, who will return the Escrow Documents to the Optionor.

3.                     Escrow Agent Duties and Fees

3.1                   The Escrow Agent agrees to perform all of the duties hereinbefore set forth which are applicable to it unless prohibited by a Court of competent jurisdiction.

3.2                   The Optionee will pay from time to time the reasonable fees and expenses of the Escrow Agent in connection with the performance of its duties hereunder and in connection with any proceedings in which it is involved as a result of agreeing to be a Party to this Agreement.

3.3                   The Optionee and the Optionor will indemnify and save harmless the Escrow Agent of and from all other claims, demands, damage, loss and expense arising out of the performance of its duties hereunder.

4.                     Escrow Agent’s Limited Responsibilities

4.1                   The Escrow Agent will have no responsibility in respect of the Escrow Documents except the duty to exercise such care in the safekeeping thereof as it would exercise if the Escrow Documents were the property of a client of the Escrow Agent.

4.2                   The Escrow Agent will have no duties or obligations except those which are expressly set forth in this Agreement, and, except as expressly set out in this Agreement, it will not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement unless received by it in writing and signed by the other Parties and unless it has given its written consent thereto if its duties or obligations under this Agreement are affected.

4.3                   The Escrow Agent will be protected in acting on any written notice, request, waiver, consent, receipt, election, declaration or any paper or document furnished to it and executed, whether or not under the seal, by any Party hereto not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and the Escrow Agent will not be required to determine the authenticity of signatures or the power and authority of any signatory to execute documents or to verify the accuracy of any statement contained therein.

5.                     Replacement of Escrow Agent

5.1                   If the Escrow Agent wishes to be relieved from its duties and obligations under this Agreement it shall so notify the other Parties in writing, or in the event that the Optionee and the Optionor mutually agree to replace the Escrow Agent, they shall so notify the Escrow Agent of their intention and, in either case, the replacement of the Escrow Agent shall be made within a period of sixty (60) days following receipt of the notice, provided that the selection and appointment of the replacement for the Escrow Agent shall be the sole responsibility of the Optionee, subject to the consent of the Optionor, which consent shall not be unreasonably withheld, and subject to the agreement of the new Escrow Agent to be bound by the terms and conditions of this Agreement.

6.                     New Escrow Agent

6.1                   Any new Escrow Agent appointed hereunder shall execute an instrument accepting such appointment hereunder and deliver one counterpart thereof to the Optionee, one counterpart thereof to the Escrow Agent last in office, and one counterpart to the Optionor, and thereupon such new Escrow Agent without further act shall become vested in all rights, powers and obligations of its predecessor for execution of the mandate hereunder, with like effect as if originally named as Escrow Agent herein, and the predecessor Escrow Agent shall forthwith deliver the Escrow Documents and any other documents in its possession pursuant to this Agreement to the new Escrow Agent, for the purposes and uses of this Agreement.

7.                     Escrow Agents Counsel

7.1                   Each of the Parties confirms that it is aware that the Escrow Agent is a corporation that is controlled and directed by Lang Michener, Barristers and Solicitors, Counsel to the Optionor.

8.                     Notice

8.1                   Subject to section 8.2, any notice, direction or other instrument required or permitted to be given hereunder will be delivered or faxed in writing to the respective Parties at the addresses set out on the first page of this Agreement and notice to such addresses will be and will constitute full and complete notice and delivery to the respective Party.

8.2                   Any Party hereto may change its address for service of notice by a notice in writing delivered to all of the other Parties in the manner provided in section 8.1.

9.                     Enurement

9.1                   This Agreement will enure to the benefit of and be binding upon the Parties hereto, their respective successors and assigns.

10.                     Counterparts

10.1                    This Agreement may be executed by any person who is to become a Party hereto by signing a counterpart hereof, each of which counterparts together will constitute a single instrument.

IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first above written.

The Optionee

AMARC RESOURCES LTD.

Per:
Authorized Signatory

Per:
Authorized Signatory

The Optionor

TASEKO MINES LIMITED.

Per:
Authorized Signatory

Per:
Authorized Signatory

LML&S SERVICES INC.

Per:
Authorized Signatory